                                                                    Exhibit 12.1


    Calculation of Ratio of Earnings to Fixed Charges (dollars in thousands)

                                                                                                                     12 WEEKS
                                                                             FISCAL YEAR ENDED                         ENDED
                                                        -----------------------------------------------------------  ---------
                                                         MAY 1,     APRIL 30,    APRIL 29,    APRIL 27,    MAY 3,    JULY 20,
                                                          1993        1994         1995         1996        1997       1996
                                                        ---------  -----------  -----------  -----------  ---------  ---------

Earnings:
Income before taxes...................................     26,471      27,135       30,220       22,655       1,085      2,473
Add fixed charges.....................................     12,658      14,756       14,183       16,519      40,763      9,190
   Earnings...........................................     39,129      41,891       44,403       39,174      41,848     11,663

Fixed Charges:
Interest expense......................................      9,920      11,626       10,823       13,000      36,215      8,378
Amort of deferred financing costs.....................                                                          963
Other adjustments (a).................................      2,738       3,130        3,360        3,519       3,585        812
   Fixed charges......................................     12,658      14,756       14,183       16,519      40,763      9,190

Ratio of earnings to fixed charges....................        3.1         2.8          3.1          2.4         1.0        1.3


                                                        JULY 26,
                                                          1997
                                                        ---------
Earnings:
Income before taxes...................................      3,443
Add fixed charges.....................................      9,290
Earnings..............................................     12,733
Fixed Charges:
Interest expense......................................      8,241
Amort of deferred financing costs.....................        222
Other adjustments (a).................................        827
Fixed charges.........................................      9,290
Ratio of earnings to fixed charges....................        1.4
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(a) Other adjustments includes a portion of rent expense that manatement considers to be interest.

Note: The ratio of earnings to fixed charges is computed by adding fixed charges to earnings (loss) before taxes on income and dividing that sum by the fixed charges. Fixed charges consist of interest (including amortization costs) and a portion of rent expense that management considers to be interest.